Exhibit 99.4

CONSENT

In connection with the filing by Quartzsea Acquisition Corporation of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of Quartzsea Acquisition Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

December 23, 2024

	Signature:	/s/ Daniel M. McCabe
	Name:	Daniel M. McCabe